Exhibit 99.2

FRONTIER HOLDINGS, LLC

Special Meeting of Members

December 23, 2025

This proxy is solicited by the Board of Directors of Frontier Holdings, LLC

The undersigned holder(s) of units of Frontier Holdings, LLC (“Frontier”) hereby revokes all previous proxies, if any, hereby acknowledges receipt of the Notice of Special Meeting of Members and Proxy Statement/Prospectus, and hereby appoints David E. Rogers and Mark T. Mowat, and each of them, as attorneys, agents and proxies of the undersigned, with full powers of substitution, to attend and act as proxies of the undersigned at the Special Meeting of Members of Frontier to be held on Tuesday, December 23, 2025, at 10:00 a.m., local time, at 13333 California Street, Suite 100, Omaha, Nebraska 68154, and any and all adjournments thereof, and to vote as specified herein the number of units that the undersigned, if personally present, would be entitled to vote, with the same force and effect as the undersigned might or could do if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is properly executed and returned but no direction is given, this proxy will be voted in accordance with the recommendations of the board of directors of Frontier, and therefore, will be voted for “FOR” approval of the Frontier Merger Proposal (as defined below), (ii) “FOR” approval of the Frontier Adjournment Proposal (as defined below).

Continued and to be signed on reverse side

To vote in the special meeting of members of Frontier, please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to: Mark T. Mowat, Corporate Secretary, Frontier Holdings, LLC, 13333 California Street, Suite 100, Omaha, Nebraska 68154. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. FRONTIER MERGER PROPOSAL. To approve the Agreement and Plan of Reorganization, dated August 29, 2025, by and among Equity Bancshares, Inc. (“Equity”), Winston Merger Sub, Inc., a wholly owned subsidiary of Equity (“Merger Sub”), and Frontier, pursuant to which Merger Sub will merge with and into Frontier, with Frontier surviving as a wholly owned subsidiary of Equity, on and subject to the terms and conditions contained therein (the “Frontier Merger Proposal”).

☐   FOR    ☐   AGAINST    ☐   ABSTAIN

2. FRONTIER ADJOURNMENT PROPOSAL. To approve one or more adjournments of the Frontier special meeting to a later date or dates, if the board of directors of Frontier determines such an adjournment is necessary to permit further solicitation of additional proxies in favor of the Frontier Merger Proposal (the “Frontier Adjournment Proposal”).

☐   FOR    ☐   AGAINST    ☐   ABSTAIN

Please sign exactly as your name(s) appear(s) on your certificates representing Frontier units. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature (Joint Owners)	Date
Print Name		Print Name

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: If you have questions about the proposed transaction or the special meeting of members of Frontier, need additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Mark T. Mowat, Corporate Secretary, at the following physical or e-mail address or by calling the following telephone number: Mark T. Mowat, Corporate Secretary, Frontier Holdings, LLC, 13333 California Street, Suite 100, Omaha, Nebraska 68154; mmowat@frontier.bank; (402) 330-4711.